As filed with the Securities and Exchange Commission on January 20, 2017
Registration No. 333- ________
FORM S-8
SECURITIES AND EXCHANGE COMMISSION
_________________________
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________
ALLEGIANT TRAVEL COMPANY
(Exact name of issuer as specified in its charter)
Nevada                         20-4745737
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                Identification No.)

1201 N. Town Center Drive
Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)
_____________________________
ALLEGIANT TRAVEL COMPANY
2016 Long Term Incentive Plan
(Full title of the plan)
Scott Sheldon
Senior Vice President and Chief Financial Officer
1201 N. Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
(Name, address and telephone number, including area code, of agent for service)
Copies to:
Robert B. Goldberg, Esq.
Ellis Funk, P.C.
3490 Piedmont Road, N.E., Suite 400
Atlanta, Georgia 30305
(404) 233-2800
________________________

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	2,000,000	$177.525(2)	$355,050,000	$41,150.30

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on January 17, 2017.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.001 per share, of Allegiant Travel Company (the “Company”), consisting of (i) certain shares previously issued as restricted stock under the Allegiant Travel Company 2016 Long Term Incentive Plan (the “2016 Plan”), and (ii) shares that may in the future be issued under the 2016 Plan.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with General Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales of those shares referred to above that constitute “restricted securities”, within the meaning of Form S-8, by certain of the Company’s stockholders, as more fully set forth therein. The second part contains information required to be set forth in the registration statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the plan information specified by Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission. The Company will provide without charge to any person, upon written or oral request of such person, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are also incorporated by reference in the reoffer prospectus as set forth in Form S-8), other than exhibits to such documents that are not specifically incorporated by reference, the other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act and additional information about the 2016 Plan. Requests should be directed to the Company’s outside counsel, Robert B. Goldberg, Esq., Ellis Funk, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305; telephone (404) 233-2800.

REOFFER PROSPECTUS

ALLEGIANT TRAVEL COMPANY

Up to 109,216 Shares of Common Stock
Acquired by the Selling Stockholders Under
ALLEGIANT TRAVEL COMPANY 2016 Long Term Incentive Plan

This prospectus relates to an aggregate of up to 109,216 shares (the “Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), of Allegiant Travel Company, a Nevada corporation (the “Company”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired such Shares pursuant to the Allegiant Travel Company 2016 Long Term Incentive Plan (the “2016 Plan”). See “Selling Stockholders.” This prospectus covers the offering for resale of shares acquired by the Selling Stockholders prior to the filing of a Registration Statement on Form S-8 by the Company (“Restricted Shares”). The Company’s Common Stock is listed on The Nasdaq Global Select Market under the symbol “ALGT.” On January 17, 2017, the last reported sales price of the Company’s Common Stock on The Nasdaq Global Select Market was $175.90 per share.

The Company will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as the Selling Stockholders may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the Selling Stockholders, on a continuous or delayed basis, to the public without restriction. Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning at page 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 20, 2017.

No person is authorized to give any information or represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus or any prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition and results of operations may have changed since that date.

Special Note about Forward-looking Statements

We have made forward‑looking statements in this prospectus that are based on our management's beliefs and assumptions and on information currently available to our management. Forward‑looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward‑looking statements include all statements that are not historical facts and can be identified by the use of forward‑looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions.

Forward‑looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward‑looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports and registration statements filed with the Securities and Exchange Commission (the “Commission” or “SEC”) at www.sec.gov. These risk factors include, without limitation, an accident involving or problems with our aircraft, our reliance on our automated systems, volatility of fuel costs, labor issues and costs, the ability to obtain regulatory approvals as needed, our ability to acquire additional aircraft to implement our fleet retirement plan as scheduled, the effect of economic conditions on leisure travel, debt balances, debt covenants, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our dependence on our leisure destination markets, the competitive environment, our reliance on third parties who provide facilities or services to us, the possible loss of key personnel, economic and other conditions in markets in which we operate, governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

BUSINESS OVERVIEW

We are a leisure travel company that provides low-fare air travel and travel related services. We focus on leisure travelers in under-served small and medium-sized cities in the United States. Our focus on the leisure customer allows us to eliminate the significant costs associated with serving a wide variety of customers and to concentrate our product appeal on a customer base which is under-served by traditional airlines. We have consciously developed a business model which distinguishes us from the traditional airline approach:

Traditional Airline Approach	Allegiant Approach
Focus on business and leisure customers	Focus on leisure traveler
Provide high frequency service from big cities	Provide low frequency service from small and medium-sized cities
Use smaller aircraft to provide connecting service from smaller markets through hubs	Use larger jet aircraft to provide non-stop service from small cities direct to leisure destinations
Bundled pricing	Unbundled pricing of air-related services and products
Sell through various intermediaries	Sell only directly to travelers
Offer flight connections	No connecting flights offered
Use code-share arrangements to increase passenger traffic	Do not use code-share arrangements

By unbundling our air-related services and products such as baggage fees, advance seat assignments, travel protection, change fees, priority boarding, and food and beverage purchases, which have typically been bundled by many traditional airlines, we are able to significantly lower our airfares and target leisure travelers who are more concerned with price and the ability to customize their experience with us by only purchasing the additional conveniences they value. This strategy allows us to generate significant additional ancillary revenues.
Our route network has a national footprint and, as of January 1, 2017, we are serving 97 small and medium-sized cities and 20 leisure destinations in 43 states and Puerto Rico. In most of these small and medium-sized cities, we provide service to more than one of our leisure destinations. We currently provide service to the popular leisure destinations of: Las Vegas, NV; Orlando, FL; Phoenix, AZ; Tampa/St. Petersburg, FL; Los Angeles, CA; Ft. Lauderdale, FL; Punta Gorda, FL; Newark, NJ (providing service to New York City, NY); the San Francisco Bay Area, CA; Honolulu, HI; Palm Springs, CA; Austin, TX; New Orleans, LA; Jacksonville, FL; Savannah/Hilton Head, GA; Baltimore/Washington, DC; Destin, FL; San Diego, CA, Myrtle Beach, SC (seasonal), and San Juan, Puerto Rico.

Our principal executive offices are located at 1201 N. Town Center Drive Las Vegas, Nevada 89144. Our telephone number is (702) 851-7300. Our website's address is http://www.allegiantair.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included in this document for reference only.

Allegiant Travel Company, Allegiant Air, Allegiant Vacations and Sunrise Asset Management are service marks of Allegiant Travel Company in the U.S. This prospectus also contains trademarks and tradenames of other companies.

RISK FACTORS

Readers should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment.

Risks Related to Allegiant

Our reputation and financial results could be harmed in the event of an accident or restrictions affecting aircraft in our fleet.

As of December 31, 2016, our operating fleet consists of 48 MD-80 series aircraft, 33 A320 series aircraft, and four Boeing 757-200 aircraft. All of our aircraft were acquired used and range from 10 to 31 years from their manufacture date at December 31, 2016.

An accident involving one of our aircraft, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business. Further, there is no assurance that the amount of insurance we carry would be sufficient to protect us from material loss. Because we are smaller than most airlines, an accident would likely adversely affect us to a greater degree than a larger, more established airline.

In-flight emergencies affecting our aircraft, and resulting media attention, could also contribute to a public perception regarding safety concerns and a loss of business.

The FAA could suspend or restrict the use of our aircraft in the event of actual or perceived mechanical problems or safety issues, whether involving our aircraft or another U.S. or foreign airline’s aircraft, while it conducts its own investigation. Our business could also be significantly harmed if the public avoids flying our aircraft due to an adverse perception of the aircraft we utilize because of safety concerns or other problems, whether real or perceived, or in the event of an accident involving these aircraft.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

We depend on automated systems to operate our business, including our air reservation system, telecommunication systems, our website, and other automated systems. Our continuing work on enhancing the capabilities of our automated systems could increase the risk of automation failures. Any failure by us to handle our automation needs could negatively affect our internet sales (on which we rely heavily) and customer service, and result in lost revenues and increased costs.

Our website and reservation system must be able to accommodate a high volume of traffic and deliver necessary functionality to support our operations. Our automated systems cannot be completely protected against events that are beyond our control, such as natural disasters, telecommunications failures, computer viruses, security breaches or hacking attacks. Although we have implemented security measures (including redundant systems) and have disaster recovery plans in place, we cannot assure investors that these measures are adequate to prevent disruptions. Substantial or repeated website, reservations system, or telecommunication system failures could decrease the attractiveness of our services. Any disruption to these systems could result in the loss of important data and revenue, increase in expenses, and harm to our business.

We receive, retain, and transmit certain personal information about our customers. Our on-line operations also rely on the secure transmission of this customer data. We use third-party systems, software, and tools in order to protect the customer data we obtain through the course of our business. Although we use these security measures to protect this customer information, a compromise of our physical or network security systems through a cyber-security attack would create the risk that our customers’ personal information might be obtained by unauthorized persons. A compromise in our security systems could adversely affect our reputation, disrupt operations, and could also result in litigation or the imposition of penalties. In addition, it could be costly to remediate.

The way businesses handle customer data is increasingly subject to legislation and regulation typically intended to protect the privacy of customer data received, retained, and transmitted. We could be adversely affected if we fail to comply with existing rules or practices, or if legislation or regulations are expanded to require changes in our business practices. These privacy developments are difficult to anticipate and could adversely affect our business, financial condition, and results of operations.

Increases in fuel prices or unavailability of fuel would harm our business and profitability.

Fuel costs constitute a significant portion of our total operating expenses, representing approximately 31.3 percent, 39.6 percent and 45.8 percent during 2015, 2014 and 2013, respectively. Significant increases in fuel costs have negatively affected our operating results in the past, and future fuel cost volatility could materially affect our financial condition and results of operations.

Both the cost and availability of aircraft fuel are subject to many economic and political factors and events occurring throughout the world over which we have no control. Meteorological events may also result in short-term disruptions in the fuel supply. Aircraft fuel availability is also subject to periods of market surplus and shortage, and is affected by demand for heating oil, gasoline, and other petroleum products. Due to the effect of these events on the price and availability of aircraft fuel, our ability to control this cost is limited, and the price and future availability of fuel cannot be predicted with any degree of certainty. Due to the high percentage of our operating costs represented by fuel, a relatively small increase in the price of fuel could have a significantly negative impact on our operating costs. A fuel supply shortage or higher fuel prices could possibly result in reduction of our service during the period affected.

We have made a business decision not to purchase financial derivatives to hedge against increases in the cost of fuel. This decision may make our operating results more vulnerable to the impact of fuel price increases.

Increased labor costs could result from industry conditions and could be impacted by labor-related disruptions.

Labor costs constitute the largest percentage of our total operating costs. Industry demand for pilots and the supply of available pilots will impact our labor costs as we seek to retain our employees and compete against other airlines for qualified personnel.

Further, we have three employee groups (pilots, flight attendants and flight dispatchers) which have elected union representation. These groups represent approximately half of our employees. We recently reached a collective bargaining agreement with the International Brotherhood of Teamsters which was ratified by our pilots and became effective as of August 1, 2016. The agreement provides for enhancements to pay scales, benefits, and limited work rules. Estimated expenses over the five-year agreement term are expected to have a significant impact on our results of operations.

Although we reached a tentative agreement with the Transport Workers Union for the flight attendant group, that agreement was not ratified by the flight attendant work group. We are also in the initial stages of the process with our flight dispatchers and a negotiating committee has not yet been formed.

Union contracts with our flight attendants and flight dispatchers could put pressure on our labor costs.

If we are unable to reach agreement on the terms of collective bargaining agreements in the future, or we experience wide-spread employee dissatisfaction, we could be subject to work slowdowns or stoppages. Any of these events could have an adverse effect on our operations and future results.

FAA limitations could impact our ability to grow in the future.

As with all airlines, the FAA must approve all aircraft and cities to be added to our operation specifications. In 2015, we received notice from our local FAA office indicating we were under heightened surveillance as a result of what they referred to as labor unrest. For a period of time, the FAA discontinued approvals of additional aircraft and cities. Although these restrictions are not in place at the current time, future limitations from the FAA could potentially hinder our growth.

Unfavorable economic conditions may adversely affect travel from our markets to our leisure destinations.

The airline industry is particularly sensitive to changes in economic conditions. Unfavorable U.S. economic conditions have historically driven changes in travel patterns and have resulted in reduced discretionary spending for leisure travel. Unfavorable economic conditions could impact demand for airline travel in our small and medium-sized cities to our leisure destinations. During difficult economic times, we may be unable to raise prices in response to fuel cost increases, labor, or other operating costs, which could adversely affect our results of operations and financial condition.

The indenture governing our senior unsecured notes contains various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking some corporate actions.

The indenture governing our senior unsecured notes imposes significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability, and the ability of our restricted subsidiaries, to:

•	incur additional indebtedness;

•	incur liens;

•	make restricted payments (including paying dividends on, redeeming, repurchasing, or retiring our capital stock);

•	make investments; and

•	consolidate, merge, or sell all or substantially all of our assets.

These covenants are subject to exceptions and qualifications which are described in the indenture we have filed with the Securities and Exchange Commission. At maturity, or in the event of an acceleration of payment obligations, we may be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. In such event, we would be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements, or at all. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to take actions that are inconsistent with our current business practices or strategy.

Our indebtedness and debt service obligations could adversely affect our business, financial condition and results of operations as well as limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt and operating our business.

We have a significant amount of indebtedness and other commitments with significant debt service and fixed charge obligations which could:

•
make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing our indebtedness;

•
make it more difficult to satisfy our other future obligations, including our obligations to pay the purchase price and pre-delivery deposits in respect of current and future aircraft purchase contracts;

•
require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available to fund internal growth through working capital, capital expenditures, acquisitions and for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business, the competitive environment, legislation and our industry;

•	make us more vulnerable to adverse changes in our business, economic, industry, market or competitive conditions and adverse changes in government regulation;

•	expose us to interest rate and pricing increases on indebtedness and financing arrangements;

•	restrict us from pursuing strategic acquisitions or exploiting certain business opportunities;

•	restrict us from capitalizing on business opportunities;

•	subject us to a greater risk of non-compliance with financial and other restrictive covenants in financing arrangements;

•
limit, among other things, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes or raise equity capital in the future and increasing the costs of such additional financings; and

•	place us at a competitive disadvantage compared to our competitors who are not as highly leveraged or who have less debt in relation to cash flow.

In addition, our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control and could materially adversely affect our business, results of operations, cash flows and financial condition. If we cannot service our debt and meet our other obligations and commitments, we may be required to refinance all or part of our existing debt, dispose of assets, borrow more money or sell securities to obtain funds for such purpose, none of which we can guarantee we will be able to effect on a timely basis or do on terms we deem reasonable or satisfactory, if at all, or would be permitted by the terms of our debt instruments.

Any inability to obtain financing for aircraft under contract could harm our fleet retirement and growth plan.

We typically finance our aircraft through debt financing. Although we believe debt financing will be available for the aircraft we will acquire, we cannot assure you we will be able to secure such financing on terms attractive to us or at all. To the extent we cannot secure such financing on acceptable terms or at all, we may be required to modify our aircraft acquisition and retirement plans, incur higher than anticipated financing costs or use more of our cash balances for aircraft acquisitions than we currently expect.

Our maintenance costs may increase as our fleet ages.

In general, the cost to maintain aircraft increases as they age and exceeds the cost to maintain newer aircraft. FAA regulations, including the Aging Aircraft Airworthiness Directives, require additional and enhanced maintenance inspections for older aircraft. These regulations can directly impact the frequency of inspections as an aircraft ages, and vary by aircraft or engine type depending on the unique characteristics of each aircraft and/or engine.

In addition, we may be required to comply with any future law changes, regulations, or airworthiness directives. We cannot assure investors our maintenance costs will not exceed our expectations.

We believe our aircraft are, and will continue to be, mechanically reliable. We cannot assure investors that our aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of our fleet, any public perception that our aircraft are less than completely reliable, could have an adverse effect on our bookings and profitability.

Our business is heavily dependent on the attractiveness of our leisure destinations and a reduction in demand for air travel to these markets could harm our business.

A substantial proportion of our scheduled flights have Las Vegas, Orlando, Phoenix, Tampa/St. Petersburg, Los Angeles, or Punta Gorda as either their destination or origin. Our business could be harmed by any circumstances causing a reduction in demand for air transportation to one or more of these markets, or our other leisure destinations, such as adverse changes in local economic conditions, negative public perception of the particular city, significant price increases, or the impact of future terrorist attacks or natural disasters.

We rely on third parties to provide us with facilities and services that are integral to our business.

We have entered into agreements with third-party contractors to provide certain facilities and services required for our operations, such as aircraft maintenance, ground handling, baggage services, and ticket counter space. Our reliance on others to provide essential services on our behalf also gives us less control over costs and the efficiency, timeliness and quality of contract services.

We also rely on the owners and manufacturer of aircraft under contract, and on the lessees under aircraft leases, to be able to deliver, or redeliver, aircraft in accordance with the terms of executed agreements on a timely basis. Our planned initiation of service with these aircraft in future years could be adversely affected if the third parties fail to perform as contractually obligated.

Our plan to retire our older fleet types will limit our growth until replacement and additional aircraft are added to our operating fleet.

Our current fleet plan calls for the retirement of all of our MD-80 aircraft and B757-200 aircraft in 2019. The full retirement of our MD-80 fleet on this schedule will depend on our ability to close on the acquisition of Airbus aircraft now under contract and to source and acquire additional used Airbus aircraft which we have yet to identify or for which we have yet to negotiate contracts. The retirement of these aircraft will limit our network growth until such time as we have replaced these aircraft and added additional aircraft for service growth. If we are unable to close on Airbus aircraft now under contract or acquire additional Airbus aircraft not yet under contract by the end of 2019, our fleet replacement may be delayed and we may be limited in our ability to significantly grow revenues and profitability in the interim.

Our business could be harmed if we lose the services of our key personnel.

Our business depends upon the efforts of our chief executive officer, Maurice J. Gallagher, Jr., and a small number of management and operating personnel. We do not currently maintain key-man life insurance on Mr. Gallagher or any other executives. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

Risks Associated with the Airline and Travel Industry

The airline industry is highly competitive and future competition in our under-served markets could harm our business.

The airline industry is highly competitive. The smaller cities we serve on a scheduled basis have traditionally attracted considerably less attention from our potential competitors than larger markets, and in most of our small city markets, we are the only provider of non-stop service to our leisure destinations. In 2014, we began service to medium-sized cities which we believe to be under-served for non-stop service to our leisure destinations. If other airlines begin to provide non-stop services to and from these markets, or otherwise target these markets, the increase in the amount of direct or indirect competition could cause us to reconsider service to affected markets or could harm our profitability.

A future act of terrorism, the threat of such acts, or escalation of U.S. military involvement overseas could adversely affect our industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts, or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand for travel services. These actions, or consequences resulting from these actions, would likely harm our business and the airline and travel industry.

Changes in government laws and regulations imposing additional requirements and restrictions on our operations could increase our operating costs.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the FAA has issued a number of directives and other regulations relating to the maintenance and operation of aircraft that have required us to make significant expenditures. FAA requirements cover, among other things, retirement of older aircraft, fleet integration of newer aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement, weight and payload limits, assumed average passenger weight, and increased inspection and maintenance procedures to be conducted on aging aircraft. The future cost of complying with these and other laws, rules and regulations, including new federal legislative and DOT regulatory requirements in the consumer-protection area, cannot be predicted and could significantly increase our costs of doing business.

In recent years, the DOT has adopted revisions and expansions to a variety of its consumer protection regulations, including certain rules coming into effect in 2017 and 2018. Additional new regulations may be proposed in 2017 or thereafter. We are not able to predict the impact of any new consumer protection rules on our business, though we are monitoring the progress of potential rulings. We could be subject to fines or other enforcement actions if the DOT believes we are not in compliance with these or other rules or regulations or with the federal consumer protection laws administered by the DOT. Even if our practices were found to be in compliance with such laws and the DOT rules, we could incur substantial costs defending our practices.

In November 2013, the FAA proposed revisions to the method by which air carriers calculate and control aircraft weight-and-balance. The proposal is based on a continuing increase in the average weight of persons in the United States. If the revisions are adopted as proposed by the FAA, the ability of carriers to rely on average weights for this purpose will be complicated significantly, additional costs may result, and we may be required to carry less than full loads on certain flights.

In 2017 or thereafter, Congress may consider legislation that could increase the amount of Federal Excise Tax and/or one or more of the other government fees imposed on air travel. By increasing the overall price charged to passengers, any additional taxes or fees could lessen the demand for air travel or force carriers to lower fares to maintain demand. Congress also may consider privatization of the U.S. Air Traffic Control system with user fee based funding; the potential effect on our operating costs is unknown. Additionally, federal funding to airports and/or airport bond financing could be affected through future deficit reduction legislation, which could result in higher fees, rates, and charges at many of the airports we serve.

In the past, legislation to address climate change issues has been introduced in the U.S. Congress, including a proposal to require transportation fuel producers and importers to acquire market-based allowances to offset the emissions resulting from combustion of their fuels. We cannot predict whether this or any similar legislation will be introduced or pass the Congress or, if enacted into law, how it would apply to the airline industry. In addition, the EPA has concluded that current and projected concentrations of greenhouse gases emitted by various aircraft, including all of the aircraft we operate, threaten public health and welfare. This finding is a precursor to EPA regulation of commercial aircraft emissions in the United States, as has taken effect for operations within the European Union under EU legislation. Certain binding international restrictions adopted under the auspices of the International Civil Aviation Organization (a specialized agency of the United Nations) are scheduled to become effective within several years. These developments and any additional legislation or regulations addressing climate change are likely to increase our costs of doing business in the future and the increases could be material.

With respect to aging aircraft, aircraft weight-and-balance, consumer protection, climate change, taxation, and other matters affecting the airline industry, whether the source of new requirements is legislative or regulatory, increased costs will adversely affect our profitability if we are unable to pass the costs on to our customers or adjust our operations to offset the new costs.

Airlines are often affected by factors beyond their control, including air traffic congestion, weather conditions, increased security measures, and the outbreak of disease, any of which could harm our operating results and financial condition.

Like other airlines, we are subject to delays caused by factors beyond our control, including air traffic congestion at airports and en route, adverse weather conditions, increased security measures, and the outbreak of disease. Delays frustrate passengers and increase costs, which in turn could affect profitability. During periods of fog, snow, rain, storms or other adverse weather conditions, flights may be canceled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems, and breaches in security could harm our operating results and financial condition. Contagious illness and fear of contagion could have a material adverse impact on the airline industry. Any general reduction in airline passenger traffic as a result of an outbreak of disease or other travel advisories could dampen demand for our services even if not applicable to our markets. Resulting decreases in passenger volume would harm our load factors, could increase our cost per passenger and adversely affect our profitability.

Risks Related to Our Stock Price

The market price of our common stock may be volatile, which could cause the value of an investment in our stock to decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

•	fuel price volatility, and the effect of economic and geopolitical factors and worldwide oil supply and consumption on fuel availability;

•	announcements concerning our competitors, the airline industry, or the economy in general;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	media reports and publications about the safety of our aircraft or the aircraft types we operate;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	announcements concerning our business strategy;

•	general and industry-specific economic conditions;

•	changes in financial estimates or recommendations by securities analysts;

•	substantial sales of our common stock or other actions by investors with significant shareholdings;

•	additional issuances of our common stock;

•	labor work actions; and

•	general market conditions.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock.

In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations.

Our stock price could be adversely impacted if we are unable to continue to grow.

Network growth could become a challenge in the future as we continue to add more under-served cities to our network. If we are unable to continue to grow as rapidly as the market anticipates, our stock price could be negatively affected.

We may not be able to maintain or grow our ancillary revenues.

Our business strategy includes expanding our ancillary products and services. We cannot ensure that passengers will pay for additional ancillary products and services we offer in the future, or that they will continue to pay for the ancillary products and services we currently offer. Regulatory changes could also adversely affect our ancillary revenue opportunities. Failure to maintain our ancillary revenues could have a material adverse effect on our results of operations, financial condition and stock price. If we are unable to maintain and grow these revenues, we may be unable to execute our strategy to continue to offer low base fares in order to stimulate demand.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter and bylaws, as well as Nevada law.

Provisions in our articles of incorporation, our bylaws, and under Nevada law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our articles of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	advance notification procedures for matters to be brought before stockholder meetings

•	a limitation on who may call stockholder meetings

•	the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote

We are also subject to provisions of Nevada law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns 10 percent or more of our stock cannot acquire us for a period of time after the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors and stockholders.

Under U.S. laws and the regulations of the DOT, U.S. citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be U.S. citizens and not more than 25 percent of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49 percent). Any of these restrictions could have the effect of delaying or preventing a change in control.

Our corporate charter and bylaws include provisions limiting voting by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our articles of incorporation and bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require no more than 25 percent of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our bylaws provide no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration. Non-U.S. citizens will be able to own and vote shares of our common stock only if the combined ownership by all non-U.S. citizens does not violate these requirements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's web site at http://www.sec.gov and on our website at http://www.allegiant.com. Information on or accessible through our website is not incorporated into this prospectus and should not be relied upon in determining whether to invest in our securities.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by us with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and the common stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this or any future prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) and that are not delivered with this prospectus. They contain important information about us and our financial condition:

(a)	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 22, 2016, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2016;

(b)	Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed with the SEC on May 2, 2016;

(c)	Quarterly Report on Form 10-Q for the three months ended June 30, 2016, filed with the SEC on August 1, 2016;

(d)	Quarterly Report on Form 10-Q for the three months ended September 30, 2016, filed with the SEC on November 1, 2016;

(e)
Current Reports on Form 8-K filed with the SEC on January 5, 2016, February 1, 2016, July 1, 2016 (Item 5.07 only), July 28, 2016, July 29, 2016 (Item 1.01 only), September 9, 2016, December 5, 2016 and December 27, 2016; and

(f)	Description of our common stock as set forth in our Registration Statement on Form S-1 (File No. 333-134145), filed with the Commission on December 6, 2006.

Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of these filings at no cost, by writing or telephoning our Investor Relations Department at the following address:

Allegiant Travel Company
1201 North Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
Attention: Investor Relations

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

SELLING STOCKHOLDERS

This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired Shares pursuant to the 2016 Plan. Non-affiliates holding fewer than 1,000 Restricted Shares issued under the 2016 Plan and who are not named below may also use this prospectus for the offer or sale of those Shares.

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of Restricted Stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such Restricted Stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person. After the resale of all Shares that may be so offered for resale pursuant to this prospectus, and assuming no other changes in beneficial ownership of our common stock after the date of this prospectus, each Selling Stockholder would own less than 1% of our common stock.

The following table sets forth (a) the name of each Selling Stockholder; (b) the number of shares of common stock beneficially owned by each Selling Stockholder as of December 31, 2016; (c) the maximum number of shares of common stock that each Selling Stockholder may offer for sale from time to time pursuant to this reoffer prospectus; and (d) the number of shares of common stock assuming the sale of all shares offered hereby. All information with respect to beneficial ownership has been furnished by the Selling Stockholders.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of ours.

In addition, as permitted by General Instruction C of Form S-8, certain non-affiliates holding less than the lesser of 1,000 shares or 1% of our common stock issuable under the 2016 Plan may resell restricted securities issued under the 2016 Plan up to that amount under this reoffer prospectus without being named therein. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus. Information on the shares offered pursuant to this reoffer prospectus, as listed below, does not necessarily indicate that the Selling Stockholder presently intends to sell any or all of the shares so listed. Because the Selling Stockholders may sell none, some or all of the shares owned by them which are included in this reoffer prospectus, no estimate can be given as to the number of shares available for resale hereby that will be held by the Selling Stockholders upon the termination of the offering made hereby. We have therefore assumed, for purposes of the following table, that the Selling Stockholders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Selling Stockholder (1)	Shares Beneficially Owned	Number of Shares of Restricted Stock Offered for Resale (2)	Beneficially Owned After the Resale (3)
Scott Allard (4)	16,674 (10)	10,000	6,674
Gregory Anderson (5)	15,210 (11)	10,000	5,210
Montie Brewer (6)	11,000 (12)	1,000	10,000
Jude Bricker (7)	15,880 (13)	10,000	5,880
Gary Ellmer (6)	2,835 (12)	1,000	1,835
Linda Marvin (6)	5,000 (12)	1,000	4,000
Chuck Pollard (6)	5,000 (12)	1,000	4,000
John Redmond (6)(8)	85,250 (14)	61,000	24,250
Scott Sheldon (9)	16,562 (13)	10,000	6,562

(a)	All Selling Stockholders are employees of ours or members of our Board of Directors. As indicated in these footnotes, each of the Selling Stockholders is an executive officer or director of ours.

(b)	Reflects shares of Restricted Stock previously granted under the 2016 Plan.

(c)	Assumes that all Shares offered for resale pursuant to this prospectus are sold.

(d)	Scott Allard has served as the Company’s Chief Information Officer since March 2011.

(e)	Gregory Anderson has served as the Company’s Principal Accounting Officer since January 2015.

(f)	Director.

(g)	Jude Bricker has served as the Company’s Senior Vice President - Planning since April 2012 and as the Company’s Chief Operating Officer since April 2016.

(h)	John Redmond has served as the Company’s President since September 2016.

(i)	Scott Sheldon has served as the Company’s Chief Financial Officer since May 2010.

(j)	Includes 15,236 shares of restricted stock not yet vested and 7,788 stock options currently exercisable or exercisable within 60 days after the date hereof.

(k)	Includes 13,008 shares of restricted stock not yet vested.

(l)	Includes 1,000 shares of restricted stock not yet vested.

(m)	Includes 15,879 shares of restricted stock not yet vested and 2,596 stock options exercisable within 60 days after the date hereof.

(n)	Includes 61,000 shares of restricted stock not yet vested.

PLAN OF DISTRIBUTION

The purpose of the prospectus is to permit the Selling Stockholders, if they desire, to offer for sale and sell the Shares they acquired pursuant to the 2016 Plan at such times and at such places as the Selling Stockholders choose.

The decision to sell any Shares is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of common stock by certain individuals and certain volume limitations set forth in Rule 144(e) of the Securities Act. There can be no assurance that any of the Shares will be sold by the Selling Stockholders.

Sales of Shares may be effected from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares, through settlement of short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at fixed prices (which may be changed) or at negotiated prices. Such transactions may or may not involve brokers or dealers. We understand that the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the Selling Stockholders.

The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The Nasdaq Global Select Market pursuant to Rule 153 under the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the Selling Stockholders.

We will make copies of this prospectus available to the Selling Stockholders and have informed the Selling Stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Additional information related to the Selling Stockholders and the plan of distribution may be provided in one or more supplemental prospectuses.

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $60,000, including, but not limited to, legal, accounting, printing, and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the Shares.

The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided they meet the criteria and conform to the requirements of such Rule.

MATERIAL CHANGES

There are no material changes to our business not otherwise described in the material incorporated herein by reference.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Ellis Funk, P.C., Atlanta, Georgia. Members of Ellis Funk, P.C. own fewer than 5,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Allegiant Travel Company, LLC appearing in Allegiant Travel Company’s Annual Report on Form 10-K as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

109,216 SHARES
COMMON STOCK

ALLEGIANT TRAVEL COMPANY

PROSPECTUS

January 20, 2017

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

____________

*
In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission” or “SEC”) by the registrant Allegiant Travel Company (the “Company”), are incorporated herein by reference and made part of this Registration Statement:
(a)Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 22, 2016, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 29, 2016;
(b)Quarterly Report on Form 10-Q for the three months ended March 31, 2016, filed with the SEC on May 2, 2016;
(c)Quarterly Report on Form 10-Q for the three months ended June 30, 2016, filed with the SEC on August 1, 2016;
(d)Quarterly Report on Form 10-Q for the three months ended September 30, 2016, filed with the SEC on November 1, 2016;
(e)Current Reports on Form 8-K filed with the SEC on January 5, 2016, February 1, 2016, July 1, 2016 (Item 5.07 only), July 28, 2016, July 29, 2016 (Item 1.01 only), September 9, 2016, December 5, 2016, and December 27, 2016; and
(f)Description of the Company’s Common Stock as set forth in the Company’s Registration Statement on Form S-1 (File No. 333-134145), filed with the Commission on December 6, 2006.
In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post‑effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.     Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
The legality of the common stock offered hereby has been passed on for the Company by Ellis Funk, P.C., Atlanta, Georgia. Certain shareholders of Ellis Funk, P.C. own fewer than 5,000 shares of common stock of the Company.
Item 6. Indemnification of Directors and Officers.
The Company's Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions, or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the company or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (b) his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. Under current Nevada law, directors and officers would remain liable for: (i) acts or omissions which constitute a breach of fiduciary and which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

The Company also has the obligation, pursuant to Article Ten of the Company's By-Laws and under indemnification agreements, to indemnify any officer or director of the Company for all expenses actually and reasonably incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed because such person was an officer or director, if the person acted in good faith and in a manner which the person believed to be in, or believed was not opposed to, the best interests of the Company and, with respect to criminal actions, such person had no reasonable cause to believe his conduct was unlawful; provided that such indemnification shall not be made if a final adjudication establishes such person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action. The Company also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

Item 7.     Exemption from Registration Claimed.
The shares of common stock which may be sold pursuant to the reoffer prospectus for the respective accounts of the Selling Stockholders issued to the Selling Stockholders under the 2016 Plan were issued by the Company in reliance upon the available exemptions from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b), which relates to exemptions for offers and sales of securities pursuant to certain compensatory benefit plans.
Item 8.     Exhibits.
4.1    2016 Long Term Incentive Plan (1).
4.2    Form of Restricted Stock Agreement for Directors. (2)
4.3    Form of Restricted Stock Agreement for Executive Officers. (3)
5.1*    Opinion of Ellis Funk, P.C.
23.1    Consent of Ellis Funk, P.C. (Included in Exhibit 5.1).
23.2*    Consent of Ernst & Young, LLP.
24.1    Powers of Attorney (on signature page).

*Filed herewith.

(1)	Incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 1, 2016.

(2)	Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed with the Commission on February 22, 2016.

(3)	Incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the Commission on February 22, 2016.

Item 9.     Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Company hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 20th day of January, 2017.
ALLEGIANT TRAVEL COMPANY
By: /s/ Maurice J. Gallagher, Jr.
Maurice J. Gallagher, Jr.
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Maurice J. Gallagher, Jr., Scott Sheldon and Gregory Anderson as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of January, 2017.

SIGNATURE	TITLE
/s/ Maurice J. Gallagher, Jr. Maurice J. Gallagher, Jr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board
/s/ Scott Sheldon Scott Sheldon	Chief Financial Officer (Principal Financial Officer)
/s/ Gregory Anderson Gregory Anderson	Principal Accounting Officer
/s/ John Redmond John Redmond	Director and President
Montie Brewer	Director
Gary Ellmer	Director
/s/ Linda Marvin Linda Marvin	Director
/s/ Charles Pollard Charles Pollard	Director